Exhibit 99.1 - Press Release

For Further Information Contact:
         John C. Cantlin
         Chief Financial Officer
         (410) 931-6108


               WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS
                      FOR THE QUARTER ENDED MARCH 31, 2004
                -----------------------------------------------

Baltimore, MD, May 10, 2004 - Williams Scotsman, Inc. announced today revenues for the quarter ended March 2004 of $106.9 million, which represents a 6.6% increase from $100.2 million in the comparable period of 2003. Gross profit was $43.8 million and $44.0 million for the quarters ended March 31, 2004 and 2003, respectively. Adjusted EBITDA was $35.0 million for the first quarter of 2004, which was down 4.7% from the $36.7 million in the comparable period of 2003. Cash flow from operating activities was $21.0 million for the first quarter of 2004, a decrease of 23.0% from the $27.2 million in the first quarter of 2003.

The increase in revenue resulted primarily from a $4.4 million or 30.3% increase in sales of new units, a $1.5 million or 7.9% increase in delivery and installation revenues, a $.8 million or 18.0% increase in sales of rental equipment, and a $.6 million or 6.7% increase in other revenue from the same period in 2003. These increases are largely due to strength in the education business as well as increases resulting from other modular office building projects in the West and Southeast regions of the country. The Company's financial results reflect a $.6 million or 1.2% decrease in leasing revenue, which resulted primarily from competitive pricing pressures. The average monthly rental rate decreased approximately 2.4% to $249 for the quarter ended March 31, 2004 as compared to $255 for the same period in 2003.

The gross profit for the quarter ended March 31, 2004 of $43.8 million represented a $.1 million or .3% decrease from the first quarter 2003 gross profit. This decrease is primarily a result of a 3.9% decrease in leasing gross profit of $1.2 million, partially offset by increases in gross profit dollars from sales of new units and rental equipment. The decrease in leasing gross profit was primarily the result of decreases in revenues described above as well as the unfavorable impact of increased refurbishment and maintenance costs related to off-rented units as compared to the same period in 2003. These factors resulted in a decrease in gross profit margin percentage of 160 basis points for the first quarter of 2004 as compared to the same period in 2003. Gross profit from sales of new units and rental equipment increased by 31.0% or $.8 million and 29.1% or $.3 million, respectively, primarily as a result of the increased revenues previously mentioned. Gross profit margin percentage from the sales of new units and rental equipment increased by 10 basis points and 180 basis points, respectively.

Selling, general and administrative expenses for the quarter ended March 31, 2004 increased by approximately $1.0 million or 4.8% to $20.8 million from $19.8 million in the same period 2003. This increase is primarily associated with increased employee related, business insurance, and professional fee expenses.

The decreases in cash flow from operating activities and Adjusted EBITDA were primarily impacted by a decrease in leasing gross profit for the first quarter 2004 as compared to the same period in 2003. The decrease in cash flows from operating activities from first quarter 2003 to first quarter 2004 was further affected by increases in collection activity during the first quarter of 2003 as compared to the same period in 2004. These fluctuations were partially offset by other net operating asset fluctuations for the respective quarters.

Williams Scotsman has scheduled a conference call for Thursday, May 13, 2004 at 2:00 PM Eastern Time to discuss its first quarter results. To participate in the conference call, dial 800-226-0630 for domestic (706-634-1282 for international) and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on May 20, 2004. To access the replay, dial 800-642-1687 domestically (international callers can dial 706-645-9291) and enter reservation # 7231721.

Williams Scotsman, Inc. is North America's leading provider of mobile and modular space, servicing 24,000 customers throughout the United States and Canada. With over 80 locations and a fleet of more than 90,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the company's website at www.willscot.com http://www.willscot.com/

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the Company's 10-K, 10-Q and other SEC filings. The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

                             Williams Scotsman, Inc.
               Consolidated Statement of Operations ( unaudited )
                             (dollars in thousands)


                                                   Quarter Ended March 31
                                           ------------------------------------
                                                                        Percent
Revenues                                     2004            2003       Change
                                            -------          -------    -------
Leasing                                    $ 52,827         $ 53,474       1.2%
Sales:
  New units                                  19,091           14,650      30.3%
  Rental equipment                            5,212            4,417      18.0%
Delivery and installation                    20,414           18,928       7.9%
  Other                                       9,367            8,779       6.7%
                                            -------          -------
   Total revenues                           106,911          100,248       6.6%
                                            -------          -------

Cost of sales and services
Leasing:
  Depreciation and amortization              11,780           12,323       4.4%
  Other direct leasing costs                 11,088            9,971      11.2%
Sales:
 New units                                   15,516           11,922      30.1%
 Rental equipment                             4,097            3,553      15.3%
Delivery and installation                    18,384           16,799       9.4%
Other                                         2,230            1,722      29.5%
                                             ------           ------
Total cost of sales and services             63,095           56,290      12.1%
                                             ------           ------

Gross profit                                 43,816           43,958       0.3%


Selling, general & administrative
expenses *                                   20,759           19,802       4.8%
Interest expense                             22,627           20,647       9.6%
Other depreciation and amortization           3,414            3,385       0.9%
                                              -----            -----
(Loss) Income before income
   tax provision                             (2,984)             124    2506.5%
Income tax (benefit) expense                 (1,134)              50    2368.0%
                                              -----           ------
Net (loss) income                          $ (1,850)        $     74    2600.0%
                                              =====           ======




* Includes non cash stock compensation expense of $115 and $211 for the quarters ended March 2004 and 2003, respectively.

                             Williams Scotsman, Inc.
      Summary of Selected Consolidated Financial Information ( unaudited )
                             (dollars in thousands)



                                                 Quarter Ended March 31
                                           -----------------------------------
Operations Data:                                                       Percent
                                           2004           2003          Change
                                           ----           ----         -------
Gross profit
Leasing                                  $ 29,959       $ 31,180         3.9%
Sales:
  New units                                 3,575          2,728        31.0%
 Rental equipment                           1,115            864        29.1%
Delivery and installation                   2,030          2,129         4.7%
Other                                       7,137          7,057         1.1%
                                           ------         ------
Total gross profit                       $ 43,816       $ 43,958         0.3%
                                           ======         ======


Reconciliation of year to date Adjusted EBITDA to cash flow from operating activities the most comparable GAAP measure:

                                                       Quarter Ended March 31
                                                       ----------------------
                                                         2004           2003
                                                         ----           ----
Adjusted EBITDA (a)                                   $ 34,952       $ 36,690
Decrease in net accounts receivable                        399         10,501
Decrease in accounts payable and
  and accrued expenses                                    (727)        (8,012)
Interest paid                                          (10,930)        (5,780)
Increase in other assets                                (1,807)        (4,189)
Increase (decrease) in other liabilities                   184         (1,136)
Gain on sale of equipment                               (1,121)          (873)
                                                        ------         ------
Cash flow from operating activities                   $ 20,950       $ 27,201
                                                        ======         ======

Other Data:
Cash flow used  in investing activities               $(52,226)      $ (7,794)
                                                        ======          =====

Cash flow provided by (used in)
  financing activities                                $ 31,935       $(19,244)
                                                        ======         ======

(a) The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and non cash charges, including non cash stock compensation charges.

                             Williams Scotsman, Inc.
 Summary of Selected Consolidated Financial Information (continued) (unaudited)
               (dollars in thousands, except monthly rental rates)



                                                                March 31,
                                                        -----------------------
Balance Sheet Data (at period end):                        2004           2003
                                                           ----           ----
Rental equipment, net (b)                               $ 866,481     $ 825,587
Total assets                                            1,242,937     1,219,065
Total debt                                              $ 994,290     $ 965,915


                                                               March 31,
                                                        -----------------------
Financial Covenant Data (at period end):                   2004           2003
                                                           ----           ----
Consolidated Leverage Ratio           (c)                  6.35           5.73
Consolidated Leverage Ratio           (d)                 14.63          10.40
Consolidated Interest Coverage Ratio  (c)                  1.86           2.13
Consolidated Interest Coverage Ratio  (d)                  0.85           1.18
Borrowing base availability under
    revolving credit facility         (c) (e)         $ 228,009      $ 190,373


                                                         Quarter Ended March 31,
                                                        -----------------------

Rental Fleet and Capital Expenditure Data:                   2004         2003
                                                             ----         ----
Lease fleet units, as of end of period    (f)              94,200 (h)    93,600
Lease fleet units, average for period     (g)              90,600 (h)    93,700
Utilization rate based upon units, average
   over period                                                 79%          76%
Monthly rental rate, average over period                    $ 249         $ 255
Fleet capital expenditures                (c)            $ 50,429 (h)   $ 5,396
Total capital expenditures                (c)            $ 52,063 (h)   $ 7,763



(b)In  accordance  with  generally  acceptable  accounting  principles,   rental
equipment as of March 31, 2004 and 2003 excludes amounts related to the strategic disposal initiative implemented in December 2003.

(c)As defined in the Company's credit agreement

(d)Calculated  using cash flow from operating  activities,  the most  comparable
GAAP measure to Consolidated EBITDA (the financial measure used in the calculation in the credit agreement.)

(e)Consolidated Leverage Ratio covenant restrictions limited our borrowing availability at March 31, 2004 and 2003 to $63,423 and $11,292, respectively.

(f)Rental fleet as of March 31, 2004 excludes units classified as held for sale related to 2003 strategic initiative. The lease fleet units at March 31, 2003, excluding these units, was 90,700.

(g) Lease fleet units, average for the period ended March 31, 2004 excludes units classified as held for sale related to the 2003 strategic initiative. The lease fleet units, average for period ended March 31, 2003, excluding these units, was 90,800.

(h)Includes the effect of $43.5 million purchase of approximately 3,800 California classroom units on March 26, 2004.

                             Williams Scotsman, Inc.
 Summary of Selected Consolidated Financial Information (continued) (unaudited)
                             (dollars in thousands)


Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure:


                                                         2004             2003
                                                         ----             ----

Consolidated EBITDA   trailing 12 months (c) (i)      $ 156,698       $ 168,484

(Increase) decrease in net accounts receivable             (934)         14,568
Increase in accounts payable and accrued expenses         9,926           1,354
Interest paid                                           (79,758)        (75,261)
Increase in other assets                                 (5,423)         (2,759)
Decrease in other liabilities                              (222)         (7,272)
Gain on sale of rental equipment                         (4,623)         (5,714)
Pro forma EBITDA impact of acquisitions (c)              (7,710)           (567)
                                                         ------          ------
Cash flow from operating activities trailing
   12 months                                           $ 67,954        $ 92,833
                                                         ======          ======

(i)Consolidated EBITDA represents Scotsman Holdings Inc.'s (parent company of Williams Scotsman) consolidated net income plus consolidated interest, tax, depreciation and amortization expenses, and excludes gains and losses on sales of fixed assets and any other non cash items, including the fleet held for sale and non cash stock compensation charges. It is used in determining our compliance with the financial ratios required by our credit agreement. Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. For the calculation of the Consolidated Leverage Ratio, but not the Consolidated Interest Coverage Ratio, Consolidated EBITDA includes $7,710 and $567 for the trailing 12 months ended March 31, 2004 and 2003, respectively, relating to entities we acquired during the calculation period. The Consolidated EBITDA used in calculating the Consolidated Interest Coverage Ratio for the trailing 12 months ended March 2004 and 2003 is $148,989 and $167,917, respectively.